                                                                 EXHIBIT 2(d)
                  SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC


                   A NORTH CAROLINA LIMITED LIABILITY COMPANY


                              OPERATING AGREEMENT

                               TABLE OF CONTENTS


ARTICLE 1
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.1      "Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.2      "Additional Investor" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.3      "Adjusted Capital Account Deficit"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.4      "Advisor" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.5      "Advisory Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.6      "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.7      "Affiliated Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.8      "Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.9      "Articles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.10     "Assignee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.11     "Capital Account" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.12     "Capital Contribution"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.13     "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.14     "Consultants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.15     "Distributions" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.17     "Estimated Value Capital Account" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.18     "Extended Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.19     "Fund"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.20     "Fund Minimum Gain" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.21     "Income"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.22     "Independent Manager" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.23     "Interested Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.24     "Investment Company Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.25     "Investor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.26     "Losses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.27     "Majority"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.28     "Manager" or "Director" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.29     "Member"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.30     "Members" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.31     "Member Minimum Gain" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.32     "Member Nonrecourse Debt" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.33     "Member Nonrecourse Deductions" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.34     "Memorandum"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.35     "Nonrecourse Deductions"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.36     "Nonrecourse Liability" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.37     "Portfolio Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.38     "Portfolio Investment"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.39     "Share" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.40     "Substituted Investor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.41     "Super Majority in Interest"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.42     "Transfer"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.43     "Valuation Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 1.44     "Withdrawal"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 2
FORMATION, NAME AND PRINCIPAL PLACE OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 2.1      Fund Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Section 2.2      Name of Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.3      Registered Office, Registered Agent and Principal Place of Business . . . . . . . . . . . .  6

ARTICLE 3
TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 3.1      Commencement and Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 4
PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 4.1      Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 5
CAPITAL CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 5.1      Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 5.2      Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 5.3      Minimum Capitalization and Term of Offering . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 6
ALLOCATION OF DISTRIBUTIONS, NET INCOME, NET LOSSES
AND OTHER ITEMS AMONG THE MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 6.1      Distributions other than in Liquidation of the Fund . . . . . . . . . . . . . . . . . . . .  8
         Section 6.2      Distributions in Termination, Dissolution and Liquidation . . . . . . . . . . . . . . . . .  9
         Section 6.3      Allocations of Income and Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         Section 6.4      Special Allocations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 6.5      Curative Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 6.6      Tax Allocations:  Section 704(c)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 6.7      Varying Interest in Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 6.8      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 7
FUND CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 7.1      Fund Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 8
RIGHTS AND DUTIES OF THE MANAGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.1      Exclusive Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.2      Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.3      Powers and Authority of the Managers  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.4      Compensation from Portfolio Companies . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 8.5      Managers to Act in Best Interests of Fund . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 8.6      Limitations on Powers of the Managers . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 8.7      Removal of a Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 8.8      Advisory and Management Agreement, Management Fees and Expenses . . . . . . . . . . . . .   18
         Section 8.9      No Management by Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 8.10     Policy with Respect to Investment Opportunities and Conflicts of Interest . . . . . . . .   20





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

         Section 8.11     Coinvestment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE 9
ADDITIONAL INVESTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 9.1      Additional Capital Contributions and Admission of Additional Investors  . . . . . . . . .   21
         Section 9.2      Restrictions on Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE 10
CONSULTANTS TO THE ADVISOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 10.1     Consultants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 10.2     Length of Service and Removal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 10.3     Meetings, Permitted Activities and Duties . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE 11
WITHDRAWAL OF AN INVESTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 11.1     Withdrawal of an Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 11.2     Time for Payment for Fund Interests . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 11.3     Valuation of Withdrawing Member's Interest  . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 12
DISSOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 12.1     No Return of Capital Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 12.2     Managers Not Liable for Return of Capital . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 12.3     Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 13
WITHDRAWAL OF MANAGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 13.1     Assignability of Interest or Withdrawal of a Manager  . . . . . . . . . . . . . . . . . .   27

ARTICLE 14
RECORDS, ACCOUNTING AND REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 14.1     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 14.2     Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 14.3     Tax Accounting Methods; Periods; Elections  . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 15
VALUATION OF FUND ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 15.1     Dates of Valuation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 15.2     Method of Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 16
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 16.1     Representations and Warranties of Investors . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 16.2     Indemnification of the Members, Managers and Affiliates . . . . . . . . . . . . . . . . .   30
         Section 16.3     Amendment of Operating Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 16.4     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 16.5     Agreement Binding Upon Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .   31
         Section 16.6     Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 16.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         Section 16.8     Attorney's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 16.9     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 16.10    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE 17
MEETINGS OF INVESTORS AND ELECTION OF MANAGERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 17.1     Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 17.2     Election of Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 17.3     Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 17.4     Initial Board of Managers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 17.5     Action by Written Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

                              OPERATING AGREEMENT
                                       OF
                  SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC


                   a North Carolina Limited Liability Company


         THIS OPERATING AGREEMENT is made and entered into as of the 16th day of January, 1995, by and among the following persons and entities (the
"Members"):

         W. CLAY HAMNER, DAVID C. BLIVIN and E. LEE BRYAN (the "Initial Members"); and

         THE PERSONS AND ENTITIES listed in Exhibit A attached hereto (the "Investors").

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Section 1.1 "Act" shall mean the North Carolina Limited Liability Company Act, as in effect in North Carolina, as amended from time to time.

         Section 1.2 "Additional Investor" means any individual, corporation, partnership, trust or other entity who shall be admitted as an Investor pursuant to Section 9.1.

         Section 1.3 "Adjusted Capital Account Deficit" shall mean with respect to any holder of Shares, the deficit balance, if any, in such holder's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                 (a) Credit to such Capital Account any amounts which such holder is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                 (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
         1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.7041(b)(2) (ii)(d) of the Regulations and shall be interpreted consistently therewith.

         Section 1.4 "Advisor" means Montrose Venture Partners, LLC, or any successor to Montrose Venture Partners, LLC as administrator and principal investment advisor to the Fund.

         Section 1.5 "Advisory Agreement" means the Advisory and Management Agreement to be entered into between the Fund and Montrose Venture Partners, LLC.

         Section 1.6 "Affiliate" shall have the meaning set forth in Rule 405, promulgated pursuant to the Securities Act of 1933, as amended.

         Section 1.7  "Affiliated Person" with respect to the Fund shall mean:

                 (a) Any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the Shares;

                 (b) Any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Fund;

                 (c) Any person directly or indirectly controlling, controlled by, or under common control with, the Fund;

                 (d) Any officer, director, partner, or employee of the Fund; or

                 (e) Any investment adviser to the Fund or any member of any advisory board (within the meaning of the Investment Company Act) of the Fund.

         Section 1.8 "Agreement" shall mean this Operating Agreement, as amended from time to time.

         Section 1.9 "Articles" shall mean the Articles of Organization of the Fund filed with the office of the Secretary of State of North Carolina.

         Section 1.10 "Assignee" means a person who has acquired all or a portion of an Investor's beneficial interest in the Fund but has not become a Substituted Investor.

         Section 1.11 "Capital Account" shall mean with respect to each Member a financial and tax accounting account maintained and adjusted in accordance with the Treasury Regulations promulgated under Section 704 of the Code. Capital Accounts shall be revalued by the Manager in connection with a revaluation of the Fund's assets in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).

         Section 1.12 "Capital Contribution" of a Member as of any date means the total capital contribution to the Fund which such Member is required to make for his Fund Interest in the Fund.

         Section 1.13 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder.

         Section 1.14  "Consultants" means those individuals as described in
Section 10.1.

         Section 1.15 "Distributions" shall mean distributions of cash or other property (and if other property, valued at the fair market value of such property) made by the Fund to the Members from any source.

         Section 1.16 "Estimated Value" means the value of Fund assets as value is assigned to such assets pursuant to Article 15.

         Section 1.17 "Estimated Value Capital Account" means the amount of any actual cash contribution to the capital of the Fund by a Member, as the same may be (i) increased from time to time by such Member's allocable share of the Fund's realized and unrealized income and gains and (ii) decreased by a Member's distributions (whether in cash or in kind, but if in kind equal to the Member's share of the Estimated Value of such distributed asset, as that term is defined in this Agreement), by such Member's share of realized and unrealized Fund losses and by such Member's share of expenditures of the Fund which are not deductible or properly chargeable to a capital account of the Fund. For these purposes, realized and unrealized income, gains and losses shall be computed based on the Estimated Value of the Fund assets and such realized and unrealized income, gains and losses shall be accounted for so as to prevent duplication of increases or decreases from allocations of income, gains and losses previously affecting Estimated Value Capital Accounts.

         Section 1.18  "Extended Closing Date" means August 31, 1995.

         Section 1.19 "Fund" shall refer to the limited liability company created under this Agreement and the Articles.

         Section 1.20 "Fund Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

         Section 1.21 "Income" shall mean the net income (including tax exempt income) of the Fund or any separately allocable item thereof.

         Section 1.22 "Independent Manager" means a Manager or Director of the Fund who is not an Interested Person with respect to the Fund.

         Section 1.23 "Interested Person" with respect to the Fund means any of the following:

                 (a)      Any Affiliated Person of the Fund;

                 (b) Any member of the immediate family of any natural person who is an Affiliated Person of the Fund;

                 (c) Any Interested Person (as otherwise defined herein) of any investment advisor to or principal underwriter of the Fund;

                 (d) Any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel to the Fund;

                 (e) Any broker or dealer registered under the Securities Exchange Act of 1934 or any Affiliated Person of such a broker or dealer; and

                 (f) Any other person whom the Managers determine is an Interested Person;

         provided, however, that no person shall be deemed an Interested Person of the Fund solely by reason of (A) such person's being a member of the Fund's Board of Managers or any advisory board (within the meaning of the Investment Company Act) or an owner of Shares, or (B) such person's membership in the immediate family of any person specified in the preceding clause (A).

         Section 1.24 "Investment Company Act" means the federal Investment Company Act of 1940, as amended.

         Section 1.25 "Investor" means any person or entity named on Exhibit A attached hereto and any other individual, corporation, partnership, trust or other entity who shall be admitted to the Fund as an Additional Investor or as a Substituted Investor, until any such person shall withdraw as an Investor pursuant to Article 11 or until a Substituted Investor or Investors are admitted with respect to his entire limited partnership interest.

         Section 1.26 "Losses" shall mean the net loss of the Fund or any separately allocable deduction, including expenditures of the Fund not deductible in computing its taxable income and not properly chargeable to a capital account.

         Section 1.27 "Majority" when used with respect to a vote or approval of any action by the Investors means (i) Investors holding more than fifty percent (50%) of the outstanding Shares or (ii) if less, Investors holding sixty-seven percent (67%) or more of the outstanding Shares which are present or represented by proxy at a meeting of Investors, if the holders of more than fifty percent (50%) of the outstanding Shares are present at such meeting or represented by proxy.

         Section 1.28 "Manager" or "Director" shall refer to any person or entity which may be admitted to the Fund as a Manager in accordance with this Agreement until the withdrawal, or cessation of such person or entity as a Manager hereunder.

         Section 1.29 "Member" means any of the Investors, except as expressly otherwise provided.

         Section 1.30  "Members" includes all of the Investors.

         Section 1.31 "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Fund Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

         Section 1.32  "Member Nonrecourse Debt" has the meaning set forth in
Section 1.704-2(b)(4) of the Regulations.

         Section 1.33 "Member Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(i)(2) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fund fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(2) of the Regulations.

         Section 1.34 "Memorandum" means the Confidential Private Placement Memorandum of the Fund dated January 16, 1995.

         Section 1.35  "Nonrecourse Deductions" has the meaning set forth in
Section 1.704-2(b) and 2(c) of the Regulations. The amount of Nonrecourse Deductions for a Fund fiscal year equals the excess, if any, of the net increase, if any, in the amount of Fund Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Fund Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

         Section 1.36  "Nonrecourse Liability" has the meaning set forth in
Section 1.704-2(b)(3) of the Regulations.

         Section 1.37  "Portfolio Company" means that term as defined in
Section 4.1.

         Section 1.38  "Portfolio Investment" means that term as defined in
Section 4.1.

         Section 1.39 "Share" means an Investor's interest in the Fund representing an agreement to contribute to the capital of the Fund Twenty-Five Thousand Dollars ($25,000.00). The Agreement additionally provides that Shares may be sold in certain events pro rata to existing Investors.

         Section 1.40 "Substituted Investor" means a person admitted pursuant to Section 9.2 as the successor to all of the rights of an Investor with respect to all or any part of his interest in the Fund.

         Section 1.41 "Super Majority in Interest" means Investors owning 66 2/3% or more of the Shares owned by all the Investors.

         Section 1.42 "Transfer" means any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage or other hypothecation or other disposition, whether voluntary or involuntary.

         Section 1.43  "Valuation Date" means that term as defined in Section
15.1.

         Section 1.44 "Withdrawal" means as to any of W. Clay Hamner, David C. Blivin or E. Lee Bryan, or any person or entity succeeding any of them as Manager, any of the following events:

                 (a) In the case of an individual, his or her death or adjudication of incompetency;

                 (b) In the case of an entity, its dissolution and commencement of winding up or liquidation; or

                 (c) The attachment by creditors of the affected person or entity's interest in the Fund, the assignment by such person or entity for the benefit of or arrangement with creditors, or the filing of a bankruptcy petition against such person or entity if such petition is not set aside within 120 days of filing.

         Certain other capitalized terms not defined above shall have the meanings given such terms in this Agreement.


                                   ARTICLE 2
                FORMATION, NAME AND PRINCIPAL PLACE OF BUSINESS

         Section 2.1 Fund Formation. The Initial Members hereby agree to form a limited liability company pursuant to the Act. Promptly upon the execution hereof, the Managers shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of North Carolina. Each of the Investors by execution of this Agreement irrevocably constitutes and appoints the Managers, or any of them, as the true and lawful attorney for such Investor to make, execute, sign, acknowledge and file any and all of the foregoing documents in the name, place and stead of said Investor. In the event the Agreement is to be amended in connection with the substitution or addition of an Investor, such an amendment need be signed only by the Managers, by the Investor to be added or substituted and, in the case of a substitution, by the assigning Investor; provided, however, nothing shall permit any assignment by an Investor in violation of this Agreement. Any amendment to the Articles or any certificate required to be filed pursuant to the Act shall be filed by the Manager promptly following the event requiring said amendment. All amendments may be signed either personally or by an attorney-in-fact.

         Section 2.2 Name of Fund. The name of the Fund shall be Southeast Interactive Technology Fund I, LLC.

         Section 2.3 Registered Office, Registered Agent and Principal Place of Business. The registered office and principal place of business of the Fund shall be maintained at 2200 West Main Street, Suite 900, Durham, North Carolina 27705, or such other place as the Managers shall designate. The registered agent at such address shall be David C. Blivin.


                                   ARTICLE 3
                                      TERM

         Section 3.1 Commencement and Term. The Fund shall have a term commencing as of the filing of the Articles with the North Carolina Secretary of State's office (the "Commencement Date") and continuing until the earlier of the following dates:

                 (a) Seven years from the date of the filing of the Articles, but the Managers, in their sole discretion, shall have the right to extend the initial term of the Fund for up to two additional two-year periods; and the Managers may further extend the term of the Fund with the consent of the holders of a majority of the Shares, but in any event not past December 31, 2014;

                 (b)      The election to terminate by the Managers;

                 (c)      the Withdrawal of W. Clay Hamner, David C. Blivin or
         E. Lee Bryan, or any successor to any of them as Manager, unless the remaining Managers, if any, and the holders of a majority of the Shares agree in writing to continue the Fund within ninety (90) days after the event of Withdrawal; or

                 (d) The occurrence of any event which under the Act or any other law, causes the dissolution or termination of a limited liability company, other than as modified in this Agreement.


                                   ARTICLE 4
                                    PURPOSE

         Section 4.1      Purposes.  The purposes of the Fund are:

                 (a) Investing in equity-oriented investment instruments, such as convertible preferred stock and common stock; investing in hybrid investment instruments, such as convertible notes; and lending money or guaranteeing loans for the purposes as herein expressed (together such investments, loans and guarantees shall be referred to hereinafter as "Portfolio Investments", and the company in which a Portfolio Investment is made shall be referred to hereinafter as a

         "Portfolio Company"). Such Portfolio Investments will be in private transactions in and to, and for the benefit of, new and developing companies in the interactive information and visual technology industries with an emphasis on proprietary technologies, related industries and/or marketable products which work on existing hardware. To achieve greater profitability, the Fund may also invest, in accordance with this Agreement, in any growth company (also referred to hereinafter as a "Portfolio Company" or a "Portfolio Investment") in which the Managers perceive the opportunity to achieve a high return on investment through active participation, including leveraged buyouts of existing companies. The Managers anticipate that such Portfolio Investments will be made primarily in companies located in a target region which extends from Washington, D.C. to the Gulf Coast. In order to maintain a diversified investment strategy, the Fund will generally follow some or all of the following investment guidelines:

                               (i)         The minimum Portfolio Investment
                 will be One Million Dollars ($1,000,000) although it is anticipated that the Fund's investment will be made in phases based on performance;

                              (ii) Not more than ten percent (10%) of the Fund's Portfolio Investment will be invested in any one company; and

                             (iii) The Fund will generally seek as Portfolio Investments companies which have forged business alliances with strategic Fortune 500 partners or equivalent leaders in similar industries, although in cases where a strategic partner is not in place and the company represents an otherwise valuable investment opportunity, the Fund may help identify such a partner while providing equity-related short-term bridge financing in the interim.

         The above-stated parameters are guidelines only and shall not constitute or restrict the Fund from making investments from time to time that do not adhere strictly to the guidelines so long as the Managers have determined in good faith that the opportunities and risks associated with an investment are such that not adhering to the guidelines would be in the best interests of the Fund. The Fund may acquire Portfolio Investments in Portfolio Companies and hold such Portfolio Investments, distribute the Portfolio Investments to the Investors or sell the Portfolio Investments and reinvest the proceeds, to the extent permitted hereunder, in the same or other Portfolio Companies;

                 (b) To do all things reasonably incidental to the purposes described above, including executing any and all documents, agreements, filings and instruments as may in the opinion of the Managers be necessary or advisable in connection with the affairs and operations of the Fund and the conduct of the business of the Fund;

                 (c) To execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may in the opinion of the Managers be necessary or advisable to carry out the foregoing objects and purposes;

                 (d) All such other lawful purposes as the Managers and a Super Majority in Interest of Investors may agree; and

                 (e) To have and exercise all the powers available to it as a limited liability company under the laws of the State of North Carolina.

                                   ARTICLE 5
                             CAPITAL CONTRIBUTIONS

         Section 5.1 Manager. Neither the Initial Members nor any Manager shall be required to contribute any capital to the Fund. Certain of the Initial Members, the Managers or their Affiliates may advance certain funds to the Fund for expenses of the Fund incurred prior to the admission of Investors and will be reimbursed for such expenses at the initial closing of the Fund and admission of Investors.

         Section 5.2 Investor. Each Investor shall contribute at closing, the aggregate amount opposite its name set forth in Exhibit A attached hereto. No Investor shall be entitled to interest on his or her Capital Contributions.

         Section 5.3 Minimum Capitalization and Term of Offering. The Managers may hold a closing of the Fund upon the acceptance of subscriptions for Shares representing aggregate Capital Contributions of at least Ten Million Dollars ($10,000,000). If less than Twenty-Five Million Dollars ($25,000,000) in Capital Contributions is received at the initial closing, the Manager may admit, at an additional closing or closings held not later than the Extended Closing Date, Additional Investors whose aggregate Capital Contributions shall not exceed the difference between Twenty-Five Million Dollars ($25,000,000) and the aggregate Capital Contributions received at all prior closings. Such Additional Investors shall be admitted to the Fund on the same terms as the Investors admitted at the initial closing. No Investor may be admitted subsequent to the Extended Closing Date as provided in Section 9.1 below.

At the initial closing and upon the admission of Investors, each of the Initial Members will withdraw from the Fund and will receive no distributions or other consideration therefor, such Initial Members having been admitted only for the purpose of organizing the Fund. Such withdrawal of the Initial Members shall not be grounds for dissolution of the Fund.

                                   ARTICLE 6
              ALLOCATION OF DISTRIBUTIONS, NET INCOME, NET LOSSES
                       AND OTHER ITEMS AMONG THE MEMBERS

         Section 6.1      Distributions other than in Liquidation of the Fund.

                 (a) Annual Distributions. Prior to dissolution of the Fund and provided that no distribution shall be made which would render the Fund insolvent, impair (within the meaning of Section 6.8(b) hereof) the Estimated Value Capital Account of any Member, or reduce the Estimated Value Capital Account of any Member below zero while any other Member's Estimated Capital Value Account is above zero, the Managers shall distribute (subject to approval by the Independent Managers) Available Funds no later than ninety (90) days after the close of each fiscal year. For purposes of this Agreement, "Available Funds" shall mean the net proceeds from dispositions of Portfolio Investments during the fiscal year ended immediately preceding the distribution, and other operating profits of the Fund accumulated during such fiscal year, after provision for anticipated operating expenses, management and advisory fees and expenses, working capital reserves, reserves for other Portfolio Investments which may require additional capital, and such other costs and expenses as the Managers deem prudent to make provisions for.

                          Distributions pursuant to this Section 6.1(a) shall be made to the Investors pro rata in the proportions in which Income and gains for such fiscal year have been allocated to them, and in the absence of any Income, in accordance with their ownership of Shares. All cash or other liquid assets of the Fund not distributed pursuant to this
         Section 6.1(a) may be retained in the Fund and if retained shall be available for reinvestment in accordance with the purposes of the Fund.

                 (b) Other Distributions. Subject to the distribution provisions set forth in Section 6.1(a), the Managers in their sole and absolute discretion prior to dissolution of the Fund may, but shall not be obligated to, distribute such assets of the Fund, whether in cash or in kind, as it may from time to time deem advisable; provided that no distribution shall be made which would render the Fund insolvent, impair (within the meaning of Section 6.8(b) hereof) the Estimated Value Capital Account of any Member or reduce the Estimated Value Capital Account below zero while any other Member's Estimated Capital Value Account is above zero.

         Section 6.2 Distributions in Termination, Dissolution and Liquidation. Upon the Fund's termination and dissolution, all property of the Fund, after payment of liabilities and expenses incurred (or reasonably estimated to be incurred) in the winding up of the Fund's affairs shall be distributed in liquidation of the Fund to the Members as follows:

                 (a) First, to the Investors to the extent necessary, taking into account all prior distributions, for the return of their Capital Contributions; and

                 (b) Thereafter, to all Investors in accordance with their positive Capital Account balances. For purposes hereof, all in kind distributions shall be valued at the Estimated Value. Any amounts withheld for expenses in dissolution of the Fund and thereafter not needed for such purposes shall be distributed as set forth above.

         Section 6.3      Allocations of Income and Losses.

         Income and Losses for each calendar year, or fraction thereof, as the case may be, shall be allocated to the Members (and for purposes of this Article 6, the term "Member" shall include Investors and any holder of Shares whether or not such holder has been admitted to membership in the Fund) as follows:

                 (a) Income. After giving effect to the special allocations set forth in Sections 6.4 and 6.5 hereof, Income for each calendar year, or fraction thereof, shall be allocated to the Members in accordance with their ownership of Shares.

                 (b) Losses. After giving effect to the special allocations set forth in Sections 6.4 and 6.5 hereof, Losses for each calendar year, or fraction thereof, shall be allocated in the following order and priority:

                               (i)         Except as provided in Section
                 6.3(b)(ii) hereof, Losses shall be allocated to the Members in accordance with their ownership of Shares.

                              (ii)         The Losses allocated pursuant to
                 Section 6.3(b)(i) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.3(b)(i), the limitation set forth in this Section 6.3(b)(ii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Section

                 1.704-1(b)(2)(ii)(d) of the Regulations. Any Losses in excess of the limitations set forth in this Section 6.3(b)(ii) shall be allocated in accordance with Section 6.3(b)(i).

         Section 6.4 Special Allocations. The following special allocations shall be made in the following order:

                 (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 6, if there is a net decrease in Fund Minimum Gain during any Fund fiscal year, each Member shall be specially allocated items of Fund income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of
         (i) the portion of such Member's share of the net decrease in Fund Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), that is allocable to the disposition of Fund property subject to Nonrecourse Liabilities, determined in accordance with Regulations Section 1.704-2(f), or (ii) if such Member would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 6.4(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 6.4(a) only, each Member's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article 6 with respect to such fiscal year and without regard to any net decrease in Member Minimum Gain during such fiscal year.

                 (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 6 except Section 6.4(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fund fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Fund income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Member's share of the net decrease in Fund Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4), or
         (ii) if such Member would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with
         Section 1.704-2(i)(4) of the Regulations. This Section 6.4(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 6.4(b), each Member's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article 6 with respect to such fiscal year, other than allocations pursuant to Section 6.4(a) hereof.

                 (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Fund income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this
         Section 6.4(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.4(c) were not in the Agreement.

                 (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fund fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Fund income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
         Section 6.4(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 6 have been tentatively made as if Section 6.4(c) hereof and this Section 6.4(d) were not in the Agreement.

                 (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in the same proportion as Losses are allocated pursuant to Section 6.3(b)(i).

                 (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
         Section 1.704-2(i).

                 (g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Fund asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
         Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

         Section 6.5      Curative Allocations.

                 (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations," as defined in Section 6.5(b) hereof, the "Nonrecourse Regulatory Allocations," as defined in Section 6.5(c) hereof, and the "Member Nonrecourse Regulatory Allocations," as defined in Section 6.5(d) hereof.

                 (b) The "Basic Regulatory Allocations" consist of (i) allocations pursuant to the last sentence of Section 6.3(b) (ii) hereof, and (ii) allocations pursuant to Sections 6.4(c), 6.4(d), and 6.4(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 6.5(b) shall only be made with respect to allocations pursuant to Section 6.4(g) hereof to the extent the Managers reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

                 (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Sections 6.4(a) and 6.4(e) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 6.5(c) shall be made prior to the Fund fiscal year during which there is a net decrease in Fund Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Fund Minimum Gain, and (ii) allocations pursuant to this Section 6.5(c) shall be deferred with respect to allocations pursuant to Section 6.4(e) hereof to the extent the Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 6.4(a) hereof.

                 (d) The "Member Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Sections 6.4(b) and 6.4(f) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Member Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Member Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 6.5(d) shall be made with respect to allocations pursuant to Section 6.5(f) relating to a particular Member Nonrecourse Debt prior to the Fund fiscal year during which there is a net decrease in Fund Minimum Gain attributable to such Member Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (ii) allocations pursuant to this Section 6.5(d) shall be deferred with respect to allocations pursuant to
         Section 6.4(f) hereof relating to a particular Member Nonrecourse Debt to the extent the Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 6.4(b) hereof.

                 (e) The Managers shall have reasonable discretion, with respect to each Fund fiscal year, to (i) apply the provisions of Sections 6.5(b), 6.5(c), and 6.5(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 6.5(b), 6.5(c), and 6.5(d) hereof among the Members in a manner that is likely to minimize such economic distortions.

                 (f) Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Fund interest by the Fund to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

         Section 6.6 Tax Allocations: Section 704(c). In the event of a contribution of property other than cash to the Fund, income, gain, loss and deduction with respect to such contributed property shall be shared among the Members for tax purposes so as to take account of the variation between the basis of the property to the Fund and its fair market value at the time of contribution in accordance with section

704(c) of the Code. In the event the value of Fund assets is adjusted in accordance with Section 1.6 hereof and Regulations Section 1.704-1(b)(iv)(f), subsequent allocations of income, gain, loss and deductions with respect to such assets shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Section 6.7 Varying Interest in Fund. Allocations to any Member whose Interest changes during a Fund fiscal year or to any Member who is a Member for less than a full Fund fiscal year shall be made in accordance with
Section 706(d) and the Treasury Regulations promulgated thereunder to take into account the Member's varying Interest in the Fund during the Fund fiscal year.

         Section 6.8      Miscellaneous.

                 (a) Income and Losses of the Fund shall be allocated (but for tax purposes, only realized net income, gains and losses shall be allocated to Capital Accounts), as of each Valuation Date, as of the date of the admission of any Additional Investor pursuant to Section 9.1, upon the withdrawal of any Investor pursuant to Section 11.1 and as of each other time otherwise required by this Agreement.

                 (b) The Managers shall not be personally obligated to contribute cash or other assets to the Fund to restore Capital Accounts, Adjusted Capital Account Deficits, or impaired Estimated Value Capital Accounts of Investors either during the term of the Fund or upon liquidation. The Estimated Value Capital Account of a Member shall be deemed to be impaired when it is less than (after taking into account any distribution) the amount of Capital Contributions made by such Member, minus the value of all distributions (valued as of the date of distribution in accordance with this Agreement) whether in cash or in kind, made to such Member pursuant to this Agreement.

                 (c) Each Member shall share in the Income and Losses of the Fund allocated to all Members in the ratio that the number of Shares owned by such Member bears to the number of issued and outstanding Shares. The profit and loss sharing ratios among Members shall be appropriately readjusted as of the date of the admission of any Additional Investor pursuant to this Agreement, upon the withdrawal of any Investor pursuant to Section 11.1 and as of each other time otherwise required by this Agreement.


                                   ARTICLE 7
                                 FUND CONTRACTS

         Section 7.1 Fund Contracts. Except as otherwise provided herein, all contracts undertaken by the Fund shall be approved by the Managers and executed by any Manager. The Members shall promptly execute (with acknowledgement, if required) at the request of the Manager, any and all instruments necessary or appropriate to ratify or confirm the authority of the Managers hereunder. So long as the Fund is required to be registered under the Investment Company Act, any contract or renewal thereof pursuant to which any person undertakes regularly to serve as an investment advisor of or principal underwriter for the Fund must be approved by the vote of a majority of Managers who are not parties to such contract or Interested Persons of any party to the contract, cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE 8
                       RIGHTS AND DUTIES OF THE MANAGERS

         Section 8.1 Exclusive Control. Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Fund and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Fund. In the Memorandum and other communications with Investors and others, the Managers may be referred to as "Directors." For their services to the Fund, Managers who are not Interested Persons may receive reasonable compensation therefor as determined by the Board of Managers, and any Manager shall be entitled to be reimbursed for any expenses enumerated in Section 8.8(c) which such Manager may have paid on behalf of the Fund, to the extent provided herein. Except as otherwise set forth in this Agreement, as to any action of the Fund, the vote of a majority of the Managers shall control.

         Section 8.2 Duties. The Managers will diligently and faithfully devote such time and effort as may be reasonably required in the management, supervision, and administration of the business of the Fund and operations of the Fund in accordance with applicable law and Section 4.1 of this Agreement. Without limiting the generality of the Managers' duties and obligations hereunder, the Managers, either themselves or through contracts with other parties, including without limitation the Advisor, including (to the extent permitted by applicable law and regulations) Affiliates or other related parties or entities, will cause the Fund to (i) provide office space for the Fund, (ii) provide personnel for the analysis of, investment in and liquidation from investment opportunities, (iii) maintain the books and records of the Fund and make semi-annual progress and portfolio reports to the Members, (iv) generally provide all overhead and required support for the Fund not identified in this Agreement as the obligation and expense of the Fund, and (v) have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Fund, whether or not in its immediate possession or control, and the Managers shall not employ nor permit another to employ such funds or assets in any manner except for the benefit of the Fund.

         So long as the Fund is required to be registered under the Investment Company Act, the Managers will use their best efforts to operate the Fund in compliance with the provisions of such Act and the rules and regulations promulgated thereunder.

         The Managers will use their best efforts to cause the Fund not to make any investment, incur any liability, or take any action which would result in the realization of "unrelated business taxable income" by a tax-exempt Investor within the meaning of section 512 of the Code.

         Section 8.3 Powers and Authority of the Managers. The Managers shall have full power, authority and duty (except as otherwise provided herein):

                 (a) To do such acts and incur such expenses on behalf of the Fund as may be necessary or advisable in connection with the conduct of the Fund affairs, specifically including doing acts and incurring expenses necessary to (i) evaluate the management of a proposed Portfolio Company, (ii) assess the technology of the proposed Portfolio Company and the market for its product, (iii) monitor Portfolio Investments, (iv) sponsor forums or seminars to market interactive information and visual technologies and other related technologies to targeted industries and (v) assist in the management and development of Portfolio Companies by serving on or designating employees, advisors, or partners of the Managers to serve on Boards of Directors of such Portfolio Companies or otherwise;

                 (b) To engage such agents, attorneys, accountants, custodians, and any other financial advisors and consultants as may be necessary or advisable for the affairs of the Fund;

                 (c) To receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund;

                 (d) To open, conduct and close cash accounts with brokers on behalf of the Fund and to pay the customary fees and charges applicable to transactions in all such accounts;

                 (e) To open, maintain and close bank accounts and custodial accounts for the Fund and to draw checks and other orders for the payment of money;

                 (f) To file, on behalf of the Fund, all required local, state and federal tax returns and other documents relating to the Fund, and if in the best interests of the Fund, cause the Fund to make or revoke if permissible, any of the elections referred to in Section 108, 709, 754 and 1017 of the Code or any similar provisions enacted in lieu thereof;

                 (g) To cause the Fund to purchase or bear the cost of any insurance covering the potential liabilities of any person indemnified under Section 16.2;

                 (h) To commence or defend litigation that pertains to the Fund or any Fund assets, provided that the Fund shall not bear the expenses of any litigation which arose as a result of bad faith, gross negligence or willful misconduct of an party indemnified under this Agreement except in accordance with Section 16.2 hereof;

                 (i) To amend this Agreement by revising Exhibit A to reflect the name and Capital Contributions of each Investor upon the addition or withdrawal of an Investor pursuant to this Agreement;

                 (j) Subject to the other provisions of this Agreement, to enter into, make and perform such contracts, agreements and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by the Article 4, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Member or with any other person, firm or corporation having any business, financial or other relationship with any Member or Members; provided however, such transactions with such persons and entities shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

                 (k) To sign or endorse in its own capacity on behalf of the Fund any contracts, deeds, mortgages, deeds of trust, notes, stock or other security certificates or other documents or instruments;

                 (l) To respond or cause a response to be made as soon as practicable to all inquiries received from Investors concerning the operations and affairs of the Fund and supervise and coordinate all communications between the Fund and the Investors;

                 (m) Subject to the provisions of this Agreement and applicable law, including without limitation the Investment Company Act and rules promulgated thereunder, to receive, along with affiliates of the Managers, the Advisor and its consultants, investment advisory fees, directors' fees or other compensation from Portfolio Companies;

                 (n) To cause the Fund to pay to the Advisor a fee in the amount of one percent (1%) of Capital Contributions in return for its services in assisting the Initial Members in structuring and organizing the Fund;

                 (o) To cause the Fund to enter into an Advisory and Management Agreement with the Advisor providing for the delegation to the Advisor of (i) responsibility for day-to-day management of the Fund; and (ii) responsibility for the investment activities of the Fund, in return for the management fees and compensation described in the Memorandum and set forth in such Advisory and Management Agreement; to be reduced as provided in such agreement and in Section 8.8;

                 (p) To engage Interstate/Johnson Lane Corporation or its affiliates to market the Shares, and to pay a commission of five percent (5%) upon the sales of Shares to Investors;

                 (q) To engage Sovereign Advisers, Inc. to manage the idle cash of the Fund, and to pay a quarterly fee of at the rate of one-half of one percent per annum of the funds under management to Sovereign Advisors, Inc.;

                 (r) To engage First Union National Bank, N.A., or other national banking association to serve as escrow agent for the offering of Shares and as custodian of the Fund's securities and investment assets;

                 (s)      To determine or approve distributions to Investors;
         and

                 (t) To determine the value of Fund assets or approve the valuations proposed by the Advisor.

         Section 8.4 Compensation from Portfolio Companies. Subject to applicable law, the Managers and their consultants and affiliates may receive consulting and investment advisory or investment banking fees, fees for serving on the boards of directors, and other compensation for services rendered to companies in which the Fund has invested, provided that all or a portion of such fees shall be remitted or credited to the Fund as provided in Section 8.10(d).

         Section 8.5 Managers to Act in Best Interests of Fund. In carrying out their duties and exercising their powers hereunder, the Managers shall exercise reasonable skill and care and use their best judgment and shall act at all times in what they deem to be the best interests of the Investors and, in the case of any conflict between the best interests of the Managers and the best interests of the Investors, the Managers shall not, any other provisions hereof to the contrary notwithstanding, act in a manner inconsistent with the best interests of the Investors or inconsistent with this Agreement. Further, subject to the preceding sentence, the Managers shall not be liable, responsible or accountable in damages or otherwise to any Investor or holder of Shares for any acts performed or omitted by it in good faith and within the scope of this Agreement. More specifically, but without limiting the generality of the preceding sentence, the Managers shall not be liable for good faith mistakes of judgment or losses due to such mistakes of any employee, broker or other agent of the Fund. Each Manager shall, however, be liable for his or her actions to the extent they are attributable to gross negligence, bad faith, willful misconduct and/or fraud.

         Section 8.6      Limitations on Powers of the Managers.

                 (a) The Managers, without the prior written consent or ratification of all of the Members, shall have no authority to:

                               (i) Do any act in contravention of this Agreement or the Act;

                              (ii)         Do any act which would make it
                 impossible to carry on the ordinary business of the Fund; or

                             (iii) Possess Fund property for other than a Fund purpose or the benefit of the Fund, or commingle the funds of the Fund with the funds of any other person.

                 (b) Without the consent of a Super Majority in Interest, the Managers may not:

                               (i) Admit a person as a Member of the Fund except as provided in this Agreement;

                              (ii)         Permit the Fund to redeem or
                 repurchase Shares except as may otherwise be provided in this Agreement;

                             (iii) Cause the Fund to transact business with the Managers or any Affiliate of the Managers for goods and services required in the conduct of the Fund's business (except otherwise authorized in this Agreement) unless the following conditions have been compiled with:

                                  (A)      The transaction is on terms
                          competitive with those that may be obtained from persons who are not Affiliates;

                                  (B)      Any and all such transactions are
                          disclosed to all Members;

                                  (C)      Any goods or services provided by
                          the Managers or their Affiliates to the Fund are pursuant to a written contract which sets forth the goods and services to be provided and the compensation to be paid, and is terminable without cause or penalty upon sixty (60) days notice; and

                                  (D)      The transaction shall comply with
                          all applicable law, including without limitation the Investment Company Act and rules promulgated thereunder;

                              (iv) Invest in real estate (although the Fund may invest in Portfolio Companies that own real estate as an incident to the conduct of their ordinary business), oil and gas, other natural resources, financial institutions or stage, movie or television shows; or

                               (v) Take any action which would cause the Fund to be treated as other than a partnership for federal income tax purposes.

                 (c) In addition, without the consent of a Super Majority in Interest, neither the Managers nor any principal or partner of the Managers shall organize and commence placement of investment funds of another limited liability company, partnership or other entity with a purpose similar in substance to the purpose of the Fund or be a manager or general partner in any such entity until such time as the total contributions to the capital of the Fund have been invested in Portfolio Investments or committed for investment in Portfolio Investments. Provided, however, that the prohibitions of this subsection (c) shall not apply to Independent Managers.

                 (d) Without the consent of a Majority of Investors, the Managers may not:

                               (i)         Cause the Fund to change its
                 classification as a closed-end company under the Investment Company Act;

                              (ii)         Cause the Fund to borrow money,
                 issue senior securities, underwrite securities issued by other persons, purchase or sell real estate or commodities or make loans to other persons, except in each case in accordance with the recitals of policy contained in the Memorandum or in its registration statement filed under the Investment Company Act;

                             (iii) Cause the Fund to deviate from its policy in respect of concentration of its investments in the interactive media industry, deviate from any investment policy which is stated in the Memorandum or the Fund's registration statement under the Investment Company Act to be a fundamental policy changeable only by vote of Investors, or deviate from any other policy stated in the Memorandum or such registration statement to be a fundamental policy; or

                              (iv) Cause the Fund to change the nature of its business so as to cease to be an investment company (provided, however, that this clause shall not prevent the Fund from terminating or abandoning its registration as an investment company under the Investment Company Act if in the opinion of the Managers such registration is no longer required by the Investment Company Act).

         Section 8.7 Removal of a Manager. At any time other than at an annual meeting of Investors, a Super Majority of Investors shall have the right to remove any Manager from its role as manager, but only for breach of fiduciary duty, gross negligence, willful misconduct and/or fraud. At the annual meeting of Investors, all Managers shall be subject to election by majority vote of Investors as provided herein.

         Section 8.8 Advisory and Management Agreement, Management Fees and Expenses.

                 (a) The Fund will enter into an Advisory and Management Agreement (the "Advisory Agreement") with the Advisor providing for the delegation to the Advisor of the day-to-day administration of the Fund and the responsibility, subject to the authority of the Managers, for the investment activities of the Fund, including without limitation investigation and due diligence with respect to potential investments, decisions regarding investments in securities of Portfolio Companies, the exercise of any management rights the Fund may have with respect to Portfolio Companies, and the sale or other disposition of investments in Portfolio Companies. The Advisory Agreement will provide for the payment to the Advisor, as full payment for management and advisory services rendered as Advisor, for facilities supplied hereunder and as full reimbursement for all expenses set forth in Section 8.8(b), beginning with the first full year of operations of the Fund, compensation at an annual rate of up to five percent (5%) of the net asset value of the Fund as follows: (i) two and one-half percent (2.5%) of the net asset value of the Fund as of the immediately preceding Valuation Date, payable on a monthly basis, and (ii) two and one-half percent (2.5%) of the net asset value of the Fund as of the immediately preceding Valuation Date, deferred and payable out of twenty percent (20%) of profits otherwise distributable to Investors as provided in the Advisory Agreement. The management fee for the first year or part thereof of the Fund will be in the amount of two and one-half percent (2.5%) of Capital Contributions, prorated for the portion of the year following the initial closing of the offering of interests in the Fund. Such management fee will be prorated for any later Fund year which is not a full year based on the ratio of the number of days for which the Fund was in existence during the year to the total number of days in the year. The portion of the management fee described in clause (i) above will be reduced to two percent (2.0%) of the net asset value of the Fund upon the formation of a new venture capital fund by W. Clay Hamner, David C. Blivin or E. Lee Bryan. One Hundred percent (100%) of any director's fees, and fifty percent (50%) of consulting fees paid to W. Clay Hamner, David C. Blivin, or E. Lee Bryan by Portfolio Companies will be remitted to the Fund to offset Fund expenses.

                 (b) The Advisory Agreement will provide that the Advisor shall pay out of the management fee described in Section 8.8(a), and the Fund shall not be obligated to pay, the normal general overhead and administrative operating expenses related to the Fund's investment activities, including: salaries and fringe benefits of professional, administrative, clerical, bookkeeping and secretarial personnel of the Advisor; office rental; general travel and entertainment expenses; office equipment, fire and theft insurance, heat, light, cleaning, power, water and utilities of any office space maintained by the Advisor on its own behalf or on behalf of the Fund.

                 (c) The Fund shall pay for the following items: organization and offering expenses of the Fund, including the five percent (5%) commission on the sale of Shares payable to the Selling Agent and a fee equal to one percent (1%) of Capital Contributions payable to the Advisor as an organizational fee; an ongoing cash management fee payable to Sovereign Advisers, Inc. in the amount of one-half of one percent per annum of funds managed; normal operating expenses which are directly related to the Fund's investment activities, including: stationery, postage, long distance telephone calls, telexes, facsimile and copying expenses; direct expenses incurred in investigating investment opportunities; travel and entertainment expenses; dues and charges to join or participate in national or regional associations related to the targeted industries; costs of periodicals relating to the targeted industries; fees and expenses of consultants; marketing expenses (including the costs of sponsoring forums or seminars to market interactive multimedia, virtual reality and other related technologies to targeted industries; fees of attorneys, accountants, custodians, financial advisors and certain fees of consultants (as contemplated in the Memorandum), including Affiliates of the Fund or of the Managers (but fees to such related parties shall be governed by Section 8.6(b)(iii)) and expenses of the Fund's advisors and consultants; commissions, banking, brokerage, registration and private placement fees; transfer, capital and other taxes, duties and costs incurred in selling Portfolio Investments; and insurance premiums, indemnifications, costs of litigation and other extraordinary expenses. In many cases it is anticipated that expenses of making or selling Portfolio Investments may be paid or reimbursed to the Fund by the Portfolio Companies or the purchasers of such Portfolio Investments.

         Section 8.9 No Management by Investors. The Investors shall not take part in the management or control of the Fund business or have any right or authority to act for the Fund or to vote on matters other than the matters set forth in this Agreement.

         Section 8.10 Policy with Respect to Investment Opportunities and Conflicts of Interest. Each Member agrees, subject to the limitations of Sections 8.1, 8.2, 8.5, 8.6 and 8.10(b) and (c), that any other Member, the Managers and their Affiliates, and the Advisor may engage in or possess an interest in other business ventures of every kind or description, independently or with others, including, but not limited to management of other venture capital funds, investment in, financing, acquisition and disposition of securities, investment and management counseling, brokerage services, or serving as officers of any corporation, partners of any partnership, or trustees of any trust, whether or not any such activities may conflict with any interest of the Fund or any of the other Members. In addition, subject to applicable law, the Managers and their Affiliates may perform various services for the Fund's Portfolio Companies, including, but not limited to, investment banking, merger and acquisition assistance, real estate and equipment leasing, and serving as officers, directors and agents of Portfolio Companies and receive compensation therefor; subject, however, to the provision that one hundred percent (100%) of all directors' fees and fifty percent (50%) of compensation for professional services will be remitted to the Fund. The parties hereto expressly agree that neither the Fund nor the Members shall have any rights in or to such activities, or any profits derived therefrom. Without in any way limiting the foregoing:

                 (a) Except as provided in Section 8.10(b) and 8.10(e), the Members, the Managers, and their respective partners, officers, directors and Affiliates shall not have any obligation or responsibility to disclose or refer any of the investment opportunities obtained through activities contemplated by this Section
         8.10 to the Fund or the Members.

                 (b) Subject to applicable law, including without limitation the Investment Company Act and rules promulgated thereunder, the Managers and the Advisor may cause the Fund to invest funds in any business or entity in which the Managers or the Advisor or any Affiliate of the Managers or the Advisor or any consultant holds beneficially any equity ownership; provided however, that:

                               (i) In the case of an investment in any business or entity which immediately prior to such investment is controlled by all of the Managers, as control ("Control") is determined under Rule 405 promulgated under the Securities Act of 1933, the Managers must obtain prior written consent from a Super Majority of the Investors prior to making the investment;

                              (ii) In the case of an investment in any business or entity which immediately prior to such investment is controlled by some, but not all, of the Managers or Affiliates of the Managers, as control ("Control") is determined under Rule 405 promulgated under the Securities Act of 1933, the investment must be approved by all of the Managers that do not have any beneficial interest in such business or entity.

                 (c) Subject to applicable law, including without limitation the Investment Company Act and rules promulgated thereunder, the Managers or their Affiliates may invest personally in any business or entity in which the Fund holds beneficially any equity ownership provided that such investment does not result in control of such business or entity by such person or any combination of such persons.

                 (d) One hundred percent (100%) of directors' fees and fifty percent (50%) of all consulting fees otherwise payable to the Advisor or its members from any Portfolio Company, which fees were generated subsequent to the time of commencement of the Fund's investment in such Portfolio Company, must be remitted to the Fund. This provision shall not apply to any salary or similar compensation paid to any individual for service to a Portfolio Company as an employee or contractor if the employment or contract relationship was established prior to the Fund's investment in the Portfolio Company.

                 (e) Before the time of any investment in securities within the scope of the Fund's purpose by any Manager or Affiliate of a Manager, whose investment is on the personal behalf of such person, such person shall bring to the attention of the Managers his intention to make such investment and shall provide information necessary to enable the Managers to consider causing the Fund to invest in such investment. Such person may make such investment only (i) as a co-investment with the Fund subject to this Agreement and applicable law or (ii) after the Fund has given such person notice that it does not intend to invest in such securities.

                 (f) The parties hereto hereby waive, and covenant not to sue on the basis of, any law (statutory, common law or otherwise) respecting the rights and obligations of the Members inter se which is or may be inconsistent with this Section 8.10.

         Section 8.11 Coinvestment. Subject to applicable law, the Managers and their Affiliates, and any Consultant to the Advisor may coinvest with the Fund, provided the Fund has obtained its desired investment position.


                                   ARTICLE 9
                              ADDITIONAL INVESTORS

         Section 9.1 Additional Capital Contributions and Admission of Additional Investors.

                 (a) Except as provided in this Section 9.1, no additional Shares shall be sold by the Fund following the filing of the Articles in the office of the North Carolina Secretary of State.

                 (b) The parties hereto authorize the Managers, without further approval of the Members, to offer and sell additional Shares through the Extended Closing Date (and as limited by Section 5.3) and to admit as Investors persons purchasing such interests ("Additional Investors") subject to the following terms:

                               (i) The Members' Capital Contributions (including those of Additional Investors) do not exceed $25,000,000 in the aggregate;

                              (ii) The Managers may refuse to admit any person or persons as Additional Investors for any reason whatsoever;

                             (iii) The offerings and sales of Shares shall terminate on the Extended Closing Date, if not earlier terminated;

                              (iv)         The additional requirements set
                 forth in Section 9.1(c) shall be satisfied; and

                               (v) Each Additional Investor investing pursuant to this Section 9.1(b) shall make a contribution to the capital of the Fund for his Share(s) in the manner provided in Section 5.2.

         If during any taxable year of the Fund there is a change in any Member's interest in the Fund, each Member's distributive share of any item of income, gain, loss, deduction or credit of the Fund of such taxable year, notwithstanding anything in this Agreement to the contrary, shall be determined as provided in Section 706(d) of the Code to take into account the varying interests of the Members in the Fund during such taxable year.

                 (c) The sale of Shares and the admission of persons as Investors pursuant to Section 9.1(b) must comply with the following conditions:

                               (i) Each purchaser of one or more Shares or fractional Shares shall have executed and filed with the Fund a subscription agreement substantially similar to the form executed by other Investors, together with such other documents and instruments as the Managers may deem necessary or desirable to effect the investment, including, but not limited to, execution of a signature page or other document making such person a party to and bound by the provisions of this Agreement;

                              (ii)         Offers and sales made pursuant to
                 Section 9.1(b) hereof shall not (i) require registration under
                 Section 5 of the Securities Act of 1933, as amended, (ii) cause the Fund to be terminated under Section 708 of the Code; or (iii) violate this Agreement; and

                 (d) Upon the admission of any Additional Investor pursuant to this Section the Managers shall amend this Agreement by revising Exhibit A to reflect the name and capital contributions of each Additional Investor.

                 (e)      The admission of Investors pursuant to this Section
         9.1 shall not be cause for dissolution of the Fund.

                 (f) An Additional Investor shall be treated as any other Investor of the Fund for all purposes of this Agreement, including the allocations of cash distributions and profits and losses to be made under Article 6 of this Agreement. Allocations to any Member whose interest changes during a Fund fiscal year or to any Member who is a Member for less than a full Fund fiscal year shall be made in accordance with Section 706(d) and the Treasury Regulations promulgated thereunder to take into account the Member's varying interest in the Fund during the Fund fiscal year.

         Section 9.2      Restrictions on Assignments.

                 (a) No Investor may transfer all or any portion of such Investor's Shares without the prior written consent of the Managers, which may be withheld in the Managers' absolute discretion.

                 (b) In addition to the restriction in Section 9.2(a), no transfer of any Investor's Shares shall be valid or effective unless such transfer will not:

                               (i)         Constitute a violation of the
                 registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities provisions, or violate the Agreement;

                              (ii) Violate any federal or state laws or the rules and regulations of any federal or state governmental agency applicable to such transfer;

                             (iii) After such transfer, cause the Fund to be classified other than as a partnership for federal income tax purposes; or

                              (iv) When taken together with other prior transfers, result in a "termination" of the Fund for federal income tax purposes.

         The transferring Investor must give the Managers written notice of his or her desire to transfer his or her Shares or part thereof and either
         (A) an opinion of counsel to such transferring Investor satisfactory in form and in substance to counsel for the Fund with respect to the matters referred to in clauses (i)-(iv) above, or (B) sufficient information to allow counsel to the Fund to make the determination that the proposed transfer will not result in the consequences referred to in clauses (i)-(iv) above (any expenses from such determination to be paid by the transferring Investor).

                 (c) Each of the Investors agrees with all other Members that he or she will not make any transfer of his or her Shares which will violate this Section 9.2, and any such purported transfer shall be invalid and of no effect. In the event of any transfer permitted by this Section which shall result in multiple ownership of any Shares, the Managers may require one or more trustees or nominees to be redesignated to represent a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferor as an Investor had pursuant to the provisions of this Agreement.

                 (d) Notwithstanding any other provision hereof, any successor shall be bound by the provisions hereof. Prior to recognizing any transfer in accordance with this Section, the Managers may require the transferring Investor to execute and acknowledge an instrument of assignment in form and substance satisfactory to the Managers and may require the Assignee to exercise or waive his right to make any payments of the transferring Investor's Capital Contribution (where applicable) and to assume all obligations of the assigning Investor. An Assignee shall be entitled to the allocations and distributions attributable to the interest assigned to him or her and to transfer and assign such interest in accordance with the terms of this Agreement; however, an Assignee who is not a Member at the time of transfer shall not be entitled to the other rights of an Investor until he or she becomes a Substituted Investor. Notwithstanding the above, the Fund and the Managers shall incur no liability for allocations and distributions made in good faith to the transferring Member until the written instrument of assignment has been received by the Fund and recorded on its books and the effective date of the assignment has passed.

                 (e) No Assignee of an Investor shall become a Substituted Investor without the prior written consent of the Managers, which may be withheld in the Managers' absolute discretion. The transferring Investor and the Assignee shall also execute and acknowledge any instrument or instruments as the Manager may deem necessary or desirable to effect such admission and the Assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement.

                 (f) In the event of any Transfer or attempted Transfer of any Investor's Shares in violation of the provisions of this Section 9.2, without limiting any other rights of the Fund, the Managers shall have the right to require the withdrawal of such Investor (or his or her successors in interest) from the Fund. In the event of such withdrawal, the withdrawing Investor shall be paid for his or her Shares in accordance with the provision for payment of withdrawing Investors as set forth in Sections 11.1(b) and 11.2.

                 (g) In the event that any regulation adopted under the Employee Retirement Income Security Act of 1974 ("ERISA") or any similar legislation shall require any Investor to divest itself of its interest in the Fund prior to dissolution of the Fund, or in the event that a regulatory agency or a court shall determine that, pursuant to such regulations, an Investor's continued investment in the Fund is contrary to law, then the Managers, on a best efforts basis, will seek a buyer or buyers for the interest held by such Investor.

                 (h) The transfer of an Investor's interest or any part thereof and the admission of a Substituted Investor shall not be cause for dissolution of the Fund.


                                   ARTICLE 10
                           CONSULTANTS TO THE ADVISOR

         Section 10.1 Consultants. The Managers shall be solely responsible for the management, policies and operations of the Fund, provided that the administration of the Fund and the management of the investment activities of the Fund will be delegated to the Advisor pursuant to the Advisory Agreement. It is anticipated that the Advisor will establish relationships with persons who are leaders in their technical and business fields ("Consultants") who will provide the Advisor with guidance and insight into the technologies and strategic positioning of targeted investment companies. Persons may be added or removed as Consultants from time to time by the Advisor as it deems appropriate in its sole discretion. The Advisor will be solely responsible for the administration of investment opportunities, all investment and sale decisions, and the monitoring of and rendering of assistance to Portfolio Companies, as well as all financial, reporting, administrative, overhead support and other activities for the Fund and the Advisor.

         Section 10.2 Length of Service and Removal. Each Consultant shall serve at the pleasure of the Advisor and any Consultant may be removed with or without cause at any time by the Advisor.

         Section 10.3     Meetings, Permitted Activities and Duties.

                 (a) It is anticipated that the Advisor will consult, discuss and analyze general investment trends, the Portfolio Investments and proposed Portfolio Investments with its Consultants as it deems appropriate in order to utilize each Consultant's particular expertise.

                 (b) Subject to applicable law, the Consultants are permitted to serve as consultants or directors to any business or entity in which the Fund holds beneficially any equity ownership.

                 (c) Neither the Advisor nor the Managers shall be obligated to accept or take action with respect to any recommendation of the Consultants, and no such recommendation shall affect the rights, obligations or liabilities of any Member under this Agreement.

                 (d) In his or her capacity as a Consultant, no such member shall take part in the management or control of the Fund business, and shall have no authority to act for the Fund.

                 (e) The Advisor may consult from time to time with individual Consultants with respect to Portfolio Investments and prospective Portfolio Investments.

                 (f) It is anticipated that the Advisor will pay certain compensation to its Consultants, expected to be in the amount of twenty percent (20%) of the accrued portion of its management fee, out of the management fees received by the Manager under the Advisory Agreement. The eligibility requirements for Consultants shall be left to the discretion of the Advisor and its agreements or other arrangements with Consultants.

                 (g) The Consultants serve as consultants to the Advisor and not to the Fund or any of its Members. No Consultant shall be entitled to direct compensation from the Fund for acting in such capacity. The Advisor shall retain sole discretion, subject to the ultimate authority of the Managers with respect to the investment of the funds of the Fund, as to whether to accept or reject the advice of its Consultants, and to add or terminate Consultants. No Investor should consider any Consultant as his or her investment advisor.

                                   ARTICLE 11
                           WITHDRAWAL OF AN INVESTOR

         Section 11.1     Withdrawal of an Investor.

                 (a) An Investor may not withdraw from the Fund in whole or in part prior to dissolution of the Fund, except with the written consent of the Managers.

                 (b) In the event an Investor withdraws with the written consent of the Managers, and subject to applicable law, the interest of such Investor shall be withdrawn in its entirety and such Investor's Shares shall be deemed cancelled, and the withdrawing Investor will receive an amount equal to his or her Estimated Value Capital Account as of the most recent Valuation Date as determined in
         Section 15.2, (less the value of distributions made to him or her by the Fund since such Valuation Date), payable as provided in Section
         11.2. The Managers shall have absolute discretion to make the distribution in respect of the interest of any withdrawing Investor in cash or, at the option of the Managers, in kind, subject to Section 6.1(b). Any portion of distributions made to a withdrawing Investor in kind or pursuant to this, Section 11.1(b), shall be made ratably in proportion to the value that each security then held by the Fund, determined pursuant to Section 15.2, bears to the value of the Fund's assets as of the Section 15.1 Valuation Date; provided however, that the Managers may make a fair nonratable distribution in kind to any withdrawing Investor with the written consent of the withdrawing Investor and the consent of two-thirds (2/3) in interest of the nonwithdrawing Investors, and provided further that the Managers may withhold from distribution any securities the distribution of which would, in the Managers' judgment, cause hardship to the issuer or its parent.

                 (c) Except as provided in Section 11.2, the withdrawing Investor shall not share in the profits and losses of the Fund after withdrawal from the Fund, and Exhibit A to this Agreement shall be revised by the Managers to reflect such withdrawal. As of the date of such Member's withdrawal, the withdrawing Investor's Capital Contribution for all purposes of this agreement shall be reduced to zero. Each remaining Investor shall thereafter share in the income, gains, and losses of the Fund attributable to the Investors as a group in the proportion that the number of Shares owned by such Investor bears to the total number of remaining issued and outstanding Shares.

                 (d) Withdrawal of an Investor shall not be cause for dissolution of the Fund.

         Section 11.2 Time for Payment for Fund Interests. Any Member or representative thereof who shall become entitled or required to withdraw from the Fund or be paid the value of his or her Fund Interest pursuant to this Agreement shall be paid without interest as expeditiously as possible without causing hardship to the Fund. Except as provided below, distributions shall be completed to the extent possible within six (6) months from the accrual of the right to be paid, and in any event one-half (1/2) of such distribution shall be completed no later than six (6) months after accrual of the right to be paid, and the remainder shall be distributed no later than two (2) years from said date. Notwithstanding the above, no distribution will be made which would render the Fund insolvent, impair (within the meaning of Section 6.8(c) hereof) the Estimated Value Capital Account of any Member, or reduce the Estimated Value Capital Account of any Member below zero while any Member's Estimated Value Capital Account is above zero.

         Section 11.3 Valuation of Withdrawing Member's Interest. The valuation of the total amount of Fund assets attributable to an Investor withdrawing pursuant to Section 11.1 hereof shall be as of the most recent Valuation Date prior to (A) the date the Managers receive said Investor's request to withdraw, or (B) in the case of an Investor required to withdraw pursuant to Section 9.2(vi), as of the date of Transfer. The Managers shall notify the withdrawing Investor in writing of such valuation at the later of
(A) the date the Managers consent to such withdrawal pursuant to Section 11.1, or (B) the date the Managers furnish the statement of value for such valuation date to all Investors provided for by Section 15.2.


                                   ARTICLE 12
                                  DISSOLUTION

         Section 12.1 No Return of Capital Contribution. No Investor shall have the right to the return of his or her capital in the Fund except as provided in Sections 6.1 and 6.2 or upon withdrawal of an Investor in accordance with Section 11.1.

         Section 12.2 Managers Not Liable for Return of Capital. No Manager shall be personally liable for the return of Capital Contributions of Investors.

         Section 12.3     Dissolution.

                 (a) The Fund shall be dissolved upon the occurrence of an event described in Section 3.1, unless the Fund is continued in accordance with the terms set forth in Section 3.1.

                 (b) Upon dissolution of the Fund, its business and affairs shall be liquidated in an orderly manner. The Members acknowledge that it may not be possible to wind down the affairs of the Fund immediately after dissolution of the Fund since immediate liquidation of the assets of the Fund may be neither possible nor in the best interests of the Members. Accordingly, the Members agree that upon dissolution the Fund may remain in existence for up to two (2) years to permit an orderly winding down of the Fund's affairs and to maximize the proceeds of liquidation.

                 (c) Anything to the contrary herein notwithstanding, the Managers may, subject to Section 6.2, distribute ratably in kind, upon dissolution, any assets of the Fund, but such distribution shall not occur until all liabilities of the Fund, including liabilities owing to any Members, have been satisfied.


                                   ARTICLE 13
                             WITHDRAWAL OF MANAGERS

         Section 13.1 Assignability of Interest or Withdrawal of a Manager. No Manager shall voluntarily withdraw as Manager (except that Independent Managers may withdraw at any time) or admit a new Manager to the Fund without the written consent of the holders of a majority of the Shares.


                                   ARTICLE 14
                        RECORDS, ACCOUNTING AND REPORTS

         Section 14.1 Books and Records. The Managers shall keep or cause to be kept books and records pertaining to the Fund's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Capital Accounts, and Estimated Value Capital Accounts and all transactions entered into by the Fund. Such books and records of the Fund shall be kept at its principal office, and all Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

         Section 14.2     Reports.

                 (a) As promptly as possible after the close of each quarter, the Managers shall cause a progress and portfolio report of the Fund (in such detail as the Manager may determine, but at a minimum summarizing new Portfolio Investments and, so long as the Fund is registered under the Investment Company Act, the information required to be furnished to Investors by such Act) to be furnished to each Member.

                 (b) As promptly as possible after the close of each fiscal year of the Fund, the Managers shall cause audited financial statements to be prepared for the Fund as of the end of each such year. Such financial statements shall be prepared by a firm of certified public accountants of national standing that the Managers shall in their sole judgment employ at the Fund's expense. Within ninety (90) days after the close of the fiscal year of the Fund, a copy of a set of the financial statements, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such fiscal year:

                               (i)         A statement of the assets and
                 liabilities of the Fund;

                              (ii) A statement of operations setting forth the net loss or net profit of the Fund; and

                             (iii)         A statement of changes in the
                 financial position of the Fund.

         The audited financial statements shall be accompanied by an overview prepared, or caused to be prepared, by the Managers of all investments held by the Fund.

                 (c) In addition, the Managers shall cause such certified public accountants to supply within ninety (90) days of the close of the fiscal year of the Fund all other information necessary to enable each Member to prepare his or her income tax returns, and the Managers shall in a timely manner supply such other information as each Member may reasonably request for the purpose of enabling such Member to comply with any reporting requirements imposed by any governmental agency or authority.

                 (d) As promptly as possible after the close of each fiscal year of the Fund, the Managers will prepare or cause to be prepared and furnished to each Member a statement of the net asset value of the Fund as of the most recent Valuation date, in accordance with Article 15 hereof.

         Section 14.3 Tax Accounting Methods; Periods; Elections. The Fund shall keep its financial accounting records (and the audited financial statements shall be prepared) utilizing the same methods used to report its income for income tax purposes. Unless otherwise provided in this Agreement, the determination of whether to utilize the cash or accrual method of accounting, whether to utilize accelerated cost recovery or another method of depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Managers and shall be those methods and principles which are determined by it to be in the best interests of the Fund. The Fund's annual financial accounting and tax accounting period shall be the calendar year, unless another accounting period is required by the Code. The Managers may cause the Fund to make any election allowable to the Fund under the Code, including elections under Section 754 of the Code with respect to Fund distributions described in Section 734 of the Code and with respect to transfers of Fund Interests described in Section 743 of the Code.


                                   ARTICLE 15
                            VALUATION OF FUND ASSETS

         Section 15.1 Dates of Valuation. The Managers shall value the Fund assets (the "Estimated Value") as of December 31 of each year (the "Valuation Date"), until such time as all of the assets of the Fund shall have been distributed or liquidated, and shall also value any asset which is distributed in kind as of the date of distribution of such asset. The Managers shall also value the Fund assets as of the dissolution date of the Fund. In determining the value of the Fund assets, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken in consideration any amounts to be received, including items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase securities pursuant to agreements entered into on or prior to such valuation date.

         Section 15.2 Method of Valuation. Determination of value of securities made for any purpose under this Agreement shall be based on all relevant factors including without limitation, type of security, marketability, restrictions on disposition, subsequent purchases of the same or similar securities by other investors, pending mergers or acquisitions, and current financial position and operating results. Any determination of the value of securities made pursuant to this Section 15.2 shall be generally made as follows:

                 (a) Marketable securities listed on a national securities exchange will be valued at the last sales price on the date of valuation, or in the absence of a sale on such date, at the last bid price on the date of valuation, unless the investment is subject to restrictions which warrant a discount.

                 (b) Marketable securities traded in the over-the-counter market and reported on the National Association of Securities Dealers' Automated Quotations ("NASDAQ") System will be valued at the closing bid price as reported by such system, unless the investment is subject to restrictions which warrant a discount.

                 (c) Marketable securities other than those reported on the NASDAQ System will be valued at the most recent sale price for such security, unless the investment is subject to restrictions which warrant a discount.

                 (d) All other securities will be valued at cost or on a basis consistent with any subsequent equity-related transactions with third parties which give independent substantiation to any change in values.

                 (e) The Managers' valuation of Fund assets shall be conclusive and binding on all Members; provided however, that (i) any valuations which pursuant to the Advisory Agreement are used to calculate the net asset value of the Fund for purposes of determining the Advisor's compensation, must be approved by all Independent Managers; and (ii) if a Super Majority in Interest objects to any valuation, the Managers shall attempt to determine an alternative value. If the Managers and a Super Majority in Interest cannot agree on an alternative value, the valuation shall be submitted to arbitration by an appraiser selected by the senior ranking officer of the National Association of Venture Capitalists. If the National Association of Venture Capitalists shall cease to exist or shall fail to select an appraiser, such contested valuation shall be submitted to arbitration in Durham County, North Carolina in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except that to be qualified, an arbitrator must have substantial experience with investing in and making evaluations of early stage companies. The determination of the arbitrators with respect to such contested valuation shall be binding on all Members.


                                   ARTICLE 16
                                 MISCELLANEOUS

         Section 16.1 Representations and Warranties of Investors. Each Investor, by execution of this Agreement, represents and warrants to every other Member and to the Fund:

                 (a) That he, she or it is acquiring the Shares for purposes of investment only, for his or her own account and not with the view to resell or to distribute the same or any part thereof, and that no other person has any interest in such Investor's interest or in the rights of such Investor hereunder other than as a stockholder in or partner of such Investor;

                 (b) That he, she or it is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended; and

                 (c) That he, she or it has had the opportunity to ask questions of and receive answers from the Managers and persons authorized to act on behalf for the Fund concerning the terms of this investment.

         Section 16.2 Indemnification of the Members, Managers and Affiliates. All Members, each Manager and the Affiliates of each such Manager, and each Consultant to the Advisor, shall be the persons and entities ("Persons") entitled to indemnification as hereinafter provided in this Section. Any Person entitled to indemnification shall be indemnified to the fullest extent permitted by law by the Fund against any cost, expense (including attorneys' fees), judgment and/or liability reasonably incurred by or imposed upon such Person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which such Person may be made a party or otherwise involved or with which such Person shall be threatened by reason of being or having been associated with the Fund; provided however, that no Person shall be so indemnified with respect to any matter as to which such Person shall have been adjudicated to have acted in gross negligence, bad faith, engaged in reckless actions which evidenced a conscious disregard for the consequences of those actions, or committed willful misconduct or fraud. Any indemnification hereunder shall be made by the Fund only as authorized in the specific case upon a determination that indemnification of the Person is proper in the circumstances because such Person has met the applicable standard of conduct set forth above. The right of indemnification granted by this Section 16.2 shall be in addition to any rights to which the Person seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors or administrators of the Members. Each Person indemnified hereunder shall each have the right to select his, her or its own attorney upon a reasonable showing by such Person that counsel for the Fund cannot adequately represent such Person's interests; provided however, if indemnification of two or more Persons results or may result from a common matter, then such Persons shall be required to use the same counsel, except in the event of a conflict of interest of such counsel. Subject to Section 8.5, no Person entitled to indemnity hereunder shall satisfy any right of indemnity or reimbursement granted in this Section 16.2, or to which they may be otherwise entitled, except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement. Any obligation to an indemnified Person under this Section shall be deemed, until paid, a debt of the Fund to such Person, and shall be repaid in full before any distributions (or further distributions) are made to Members pursuant to any of the provisions of this Agreement. The indemnification hereunder shall not extend to the tax consequences resulting to any Person from his investment in or association with the Fund.

         Section 16.3 Amendment of Operating Agreement. This Agreement may be amended, in whole or in part, by the Managers with the written consent of a Super Majority in Interest, provided that (i) the Managers must give prior written notice of any proposed amendment to all Members, which notice sets forth the text of the proposed amendment; (ii) no amendment shall be adopted without the consent of all such Members which would (A) cause the Fund to cease to be a limited liability company under the Act, (B) extend the term of the Fund (except as otherwise permitted herein), (C) substantially limit or expand the Managers' power hereunder or otherwise materially increase Investors' obligations or diminish their rights hereunder or (D) provide for amendment to this Section 16.3; and (iii) no approval of the Investors shall be required to amend the Agreement upon admission of Additional or Substituted Investors.

         Section 16.4 Notices. Notices which may or are required to be given hereunder by any party to another shall be in writing and deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or given by telex or telegram, addressed to the respective parties at their addresses set forth on Exhibit A hereto in the case of the Investors and set forth as the address of the principal office of the Fund in the case of the Managers or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of the Investors and to the individual Investors in the case of the Managers. Notices to and from Investors with foreign addresses shall be given by telex and confirmed in writing. Notices shall be deemed to have been given when deposited in the United States mail within the Continental United States or transferred by telex or telegram.

         Section 16.5     Agreement Binding Upon Successors and Assigns.
Except as herein otherwise specifically provided, this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the respective parties hereto.

         Section 16.6 Fiscal Year. The fiscal year of the Fund shall be the calendar year, unless the Managers in their sole discretion and with the prior approval of the Internal Revenue Service consents to another fiscal year-end, or unless the Managers, after consultation with their advisors, determine that a different fiscal year-end is required by the Code.

         Section 16.7 Governing Law. This Agreement and the rights of the Members hereunder, shall be governed by and construed in accordance with the laws of the State of North Carolina. In the event any Investor decides to institute legal action arising our of a dispute under the terms of this Agreement, such action shall be instituted only in a court of competent jurisdiction in the State of North Carolina. If the Fund is the party instituting such action, the Investor against whom such action is instituted agrees to submit to the personal jurisdiction of such Court.

         Section 16.8 Attorney's Fees. In the event any Member brings legal action to enforce any provisions of this Agreement, the Member or Members (or Fund) who do not prevail in such legal action shall pay the prevailing Member or Members the reasonable attorneys' fees or costs of the prevailing Member or Members which have been incurred in such action.

         Section 16.9 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

         Section 16.10    Other.

                 (a) All references to the masculine herein shall include the neuter and the feminine.

                 (b) The captions and titles preceding the text of each Section hereof shall be disregarded in the construction of the Agreement.

                 (c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.


                                   ARTICLE 17
                 MEETINGS OF INVESTORS AND ELECTION OF MANAGERS

         Section 17.1     Meetings.

                 (a) An annual meeting of Investors shall be held on the second Wednesday in May of each year, beginning with May 8, 1996, or at such other time as shall be determined by the Managers, for the following purposes:

                      (i)         The election of the Board of Managers;

                      (ii)        The approval of certain advisory agreements;

                     (iii) The selection of the Fund's certified public accountants; and

                      (iv) The transaction of such other business as may come before the meeting.

                 (b) Special meetings of the Investors for any purpose may be called by the Managers and shall be called by the Managers upon receipt of a request in writing signed by the holders of fifty percent (50%) or more of the Shares. Such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at the meeting. Such meeting shall be held in Durham, North Carolina at such place as may be designated by the Managers, or, if called upon the request of other Investors, a place within North Carolina as designated by such other Investors.

                 (c) A notice of any such meeting shall be given either personally or by mail, not less than (5) days nor more than fifty
         (50) days before the date of the meeting, to each Investor at such Investor's address as set forth on Exhibit A. Such notice shall state the purpose or purposes of the meeting. If the meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the ajourned meeting except to those Investors not in attendance at the meeting. The presence in person or by proxy of Investors holding more than fifty percent (50%) of the outstanding Shares shall constitute a quorum at all meetings of the Investors which shall be the number of Investors required for any meeting; provided, however, that if there be no such quorum, Investors holding a majority of the Shares so present or so represented may adjourn the meeting from time to time, until a quorum shall have been obtained. No notice of the time, place, or purpose of any meeting of Investors need be given to any Investor who attends in person or is represented by proxy (except when the Investor attends a meeting for the express purpose of objecting at the beginning of the meeting is not transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Investor entitled to such notice who, in writing (executed and filed with the records of the meeting, either before or after the time thereof) waives such notice.

                 (d) For the purpose of determining the Investors entitled to vote on, or to vote at, any meeting of the Company or any adjournment thereof, the Managers may fix, in advance, a date as the record date for any such determination of Investors. Such date shall not be less than five (5) days nor more than fifty (50) days before any such meeting.

                 (e) Each Investor may authorize any person or persons to act for him by proxy in all matters in which an Investor is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Investor or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Investor executing it.

                 (f) Unless otherwise provided herein with respect to a particular matter, the affirmative vote of a Majority of Investors shall be required to carry any motion properly before the Investors.

         Section 17.2 Election of Managers. At the annual meeting of Investors, the Investors shall elect the members of the Board of Managers. The persons receiving the highest number of votes shall be deemed to have been elected, provided, however, that at least forty percent (40%) of the members of the Board of Managers must be Independent Managers. The term of each Manager shall expire at the next annual meeting of Investors following the Manager's election or upon such Manager's death, resignation or removal as provided herein.

         Section 17.3 Vacancies. Except as otherwise provided by law, any vacancy occurring in the Board of Managers may be filled by the affirmative vote of a majority of the remaining Managers. If a vacancy must be filled by an Independent Manager to meet the requirement herein that at least 40% of the Managers be Independent Managers, such vacancy may be filled only by a person who has been selected and proposed for election by a majority of the remaining Independent Managers, and except in the case of a vacancy occurring as a result of the death, disqualification or bona fide resignation of an Independent Manager, must be elected by the Investors as provided herein.

         Section 17.4 Initial Board of Managers. Until the first annual meeting of Investors, the Board of Managers shall consist of the following individuals:


                          W. Clay Hamner
                          David C. Blivin
                          E. Lee Bryan
                          Terry Sanford   (Independent Manager)
                          Wayne M. Rogers (Independent Manager)

         Section 17.5 Action by Written Consent. Any action of the Investors may be taken without a meeting upon the written consent of the Investors holding a number of Shares sufficient to approve such action at a duly called meeting of Investors; provided, however, that notwithstanding anything herein to the contrary an amendment to this Agreement shall be made only upon the unanimous written consent of the Investors, or approval by a Super Majority of Investors at a duly called meeting of Investors.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                        Initial Members:


                                        ______________________________
                                        W. Clay Hamner


                                        _______________________________
                                        David C. Blivin


                                        _______________________________
                                        E. Lee Bryan



        [Adoption by Investors made by separate Subscription Agreements]

                                   EXHIBIT A

                        Names and Addresses of Investors